PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1

FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Second Quarter 2026 Results
•Estimated combined risk-based capital ("RBC") ratio between 430% and 450%; holding company liquid assets of $0.9 billion
•Annuity sales of $2.4 billion, primarily driven by $2.1 billion in sales of Shield Level Annuities
•Life sales of $39 million, primarily driven by sales of SmartCare
•Net income available to shareholders of $956 million, or $16.53 per diluted share
•Adjusted earnings* of $258 million, or $4.45 per diluted share

CHARLOTTE, NC, August 5, 2026 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 Results

The company reported net income available to shareholders of $956 million in the second quarter of 2026, or $16.53 per diluted share, compared with net income available to shareholders of $60 million in the second quarter of 2025, or $1.02 per diluted share. The company anticipates volatility in net income (loss) given the differences between its hedge target and GAAP reserves, which are impacted by market performance.

The company ended the second quarter of 2026 with common stockholders' equity ("book value") of $4.9 billion, or $84.35 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $9.0 billion, or $156.10 per common share.

For the second quarter of 2026, the company reported adjusted earnings* of $258 million, or $4.45 per diluted share, compared with adjusted earnings of $198 million, or $3.43 per diluted share, for the second quarter of 2025. There were no notable items in the quarter.
Corporate expenses in the second quarter of 2026 were $204 million, up from $202 million in the second quarter of 2025 and down from $227 million in the first quarter of 2026, all on a pre-tax basis. Beginning in 2026, certain costs incurred in connection with the previously announced pending acquisition of the company are not categorized as corporate expenses. Excluding these transaction-related costs in the second quarter of 2025, corporate expenses increased $9 million quarter-over-quarter.
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* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Second Quarter 2026 Brighthouse Financial, Inc. Financial Supplement (which is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
In the second quarter of 2026, the company reported annuity sales of $2.4 billion, reflecting an increase of 11% sequentially, driven by record sales of Shield Level Annuities. Annuity sales decreased 7% quarter-over-quarter and 5% year-to-date, driven by lower fixed annuity sales, partially offset by record sales of Shield Level Annuities, which exceeded $2.1 billion in the quarter and were approximately $4.0 billion in the first half of 2026. Life sales for the quarter totaled $39 million, representing a 22% increase sequentially, an 18% increase quarter-over-quarter and a 3% increase year-to-date.

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	June 30, 2026		June 30, 2025
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$956	$16.53	$60	$1.02
Adjusted earnings (1)	$258	$4.45	$198	$3.43
Adjusted earnings, less notable items (1)	$258	$4.45	$198	$3.43
Weighted average common shares outstanding - diluted (1)	57,840,353	N/A	57,734,170	N/A

Book value	$4,851	$84.35	$3,974	$69.57
Book value, excluding AOCI	$8,977	$156.10	$8,231	$144.09
Ending common shares outstanding	57,508,193	N/A	57,122,494	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Segment (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS (LOSS) (1)	June 30, 2026	March 31, 2026	June 30, 2025
Annuities	$349	$324	$332
Life	$(4)	$(6)	$(26)
Run-off	$(56)	$(48)	$(83)
Corporate & Other	$(31)	$(31)	$(25)
(1) The company uses the term "adjusted loss" throughout this news release to refer to negative adjusted earnings values.
Sales (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Annuities (1)	$2,425	$2,178	$2,610
Life	$39	$32	$33

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $67 million for the second quarter of 2026, $87 million for the first quarter of 2026 and $89 million for the second quarter of 2025.
Annuities
Adjusted earnings in the Annuities segment were $349 million in the current quarter, compared with adjusted earnings of $332 million in the second quarter of 2025 and adjusted earnings of $324 million in the first quarter of 2026.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings reflect higher net investment income, partially offset by lower income annuity underwriting margin, and higher DAC amortization. On a sequential basis, adjusted earnings primarily reflect lower expenses and higher net investment income.
As mentioned above, the company reported annuity sales of $2.4 billion, reflecting an increase of 11% sequentially, driven by record sales of Shield Level Annuities. Annuity sales decreased 7% quarter-over-quarter and 5% year-to-date, driven by lower fixed annuity sales, partially offset by record sales of Shield Level Annuities, which exceeded $2.1 billion in the quarter and were approximately $4.0 billion in the first half of 2026.
Life
The Life segment had an adjusted loss of $4 million in the current quarter, compared with an adjusted loss of $26 million in the second quarter of 2025 and an adjusted loss of $6 million in the first quarter of 2026.
There were no notable items in the current quarter or in the second quarter of 2025. The first quarter of 2026 included a $5 million favorable notable item.
Both on a quarter-over-quarter and sequential basis, the adjusted loss, less notable items, reflects a higher underwriting margin, partially offset by lower net investment income.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
As mentioned above, the company reported Life sales of $39 million, representing a 22% increase sequentially, an 18% increase quarter-over-quarter and a 3% increase year-to-date.
Run-off
The Run-off segment had an adjusted loss of $56 million in the current quarter, compared with an adjusted loss of $83 million in the second quarter of 2025 and an adjusted loss of $48 million in the first quarter of 2026.
There were no notable items in the current quarter or the second quarter of 2025. The first quarter of 2026 included a $17 million unfavorable notable item.
On a quarter-over-quarter basis, the adjusted loss reflects a higher underwriting margin and lower expenses, partially offset by lower net investment income. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income, partially offset by lower expenses.
Corporate & Other
The Corporate & Other segment had an adjusted loss of $31 million in the current quarter, compared with an adjusted loss of $25 million in the second quarter of 2025 and an adjusted loss of $31 million in the first quarter of 2026.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, the adjusted loss reflects lower net investment income, partially offset by higher interest credited. On a sequential basis, the adjusted loss was flat.
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025
Net investment income	$1,241	$1,258	$1,285
Adjusted net investment income	$1,239	$1,268	$1,292
Net Investment Income
Net investment income was $1,241 million and adjusted net investment income* was $1,239 million in the current quarter.
Adjusted net investment income decreased $53 million on a quarter-over-quarter basis, driven by lower alternative investment income. Adjusted net investment income decreased $29 million sequentially, driven by lower alternative investment income, partially offset by higher yields.
The adjusted net investment income yield* was 4.17% during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	June 30, 2026 (1)	March 31, 2026	June 30, 2025
Statutory combined total adjusted capital	$4.9	$5.0	$5.6

(1) Reflects preliminary statutory results as of June 30, 2026.
Capitalization

As of June 30, 2026:
•Statutory combined total adjusted capital(1) was $4.9 billion, relatively flat from March 31, 2026
•Estimated combined RBC ratio(1) was between 430% and 450%, consistent with the first quarter of 2026 and at the upper end of our target combined RBC range of 400% to 450% in normal markets
▪Holding company liquid assets were $0.9 billion

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(1) Reflects preliminary statutory results as of June 30, 2026.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Pending Merger with Aquarian Capital

On November 6, 2025, Aquarian Capital LLC (“Aquarian Capital”), a diversified global holding company with a strategic portfolio of insurance and asset management businesses, and Brighthouse Financial, announced that they had entered into a definitive merger agreement under which an affiliate of Aquarian Capital will acquire Brighthouse Financial for $70.00 per share in an all-cash transaction valued at approximately $4.1 billion.

The completion of the merger remains subject to receipt of insurance regulatory approvals in Delaware, New York and Massachusetts. All other conditions to the closing of the merger have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the closing and are capable of being satisfied at the closing). Accordingly, if the merger has not closed by September 6, 2026, because the remaining insurance regulatory approvals have not yet been obtained, the merger agreement will be automatically extended to December 6, 2026. The merger is expected to close in 2026.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2025 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2026.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Meghan Lantier (980) 949-4142 mlantier@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that Brighthouse Financial makes from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. Brighthouse Financial has tried, wherever possible, to identify such statements using words such as “anticipate,” “estimate,” “expect,” “project,” “may,” “will,” “could,” “intend,” “goal,” “target,” “guidance,” “forecast,” “preliminary,” “objective,” “continue,” “aim,” “plan,” “believe” and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to the completion of the pending merger with an affiliate of Aquarian Capital, future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: Brighthouse Financial’s ability to complete the merger in the timeframe or manner currently anticipated or at all, including due to a failure to obtain the regulatory approvals required for the closing of the merger or the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement; the effect of the pendency of the merger on Brighthouse Financial’s ongoing business and operations, including disruption to Brighthouse Financial’s business relationships, the diversion of management’s attention from ongoing business operations and opportunities, or the outcome of any legal proceedings that may be instituted against Aquarian Capital or Brighthouse Financial following announcement of the merger; restrictions on the conduct of Brighthouse Financial’s business prior to the closing of the merger and on Brighthouse Financial’s ability to pursue alternatives to the merger; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; differences between actual experience and actuarial assumptions and the effectiveness of Brighthouse Financial's actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of Brighthouse Financial's products; the effectiveness of Brighthouse Financial's risk management strategy and the impacts of such strategy on volatility in Brighthouse Financial's profitability measures and the negative effects on Brighthouse Financial's statutory capital; material differences between actual outcomes and the sensitivities calculated under certain scenarios that Brighthouse Financial may utilize in connection with its risk management strategies; the impact of interest rates on Brighthouse Financial's future universal life with secondary guarantees policyholder obligations and net income volatility; the potential material adverse effect of changes in accounting standards, practices or policies applicable to Brighthouse Financial; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in Brighthouse Financial's financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to Brighthouse Financial's reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, product mix, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; Brighthouse Financial's ability to market and distribute its products through distribution channels and maintain relationships with key distribution partners; any failure of third parties to provide services Brighthouse Financial needs, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance it needs from third parties; the ability of Brighthouse Financial's subsidiaries to pay dividends to it, and its ability to pay dividends to its shareholders and repurchase its common stock; the risks associated with climate change; the adverse impact of public health crises, extreme mortality events or similar occurrences on Brighthouse Financial's business and the economy in general; the impact of adverse capital and credit market conditions, including with respect to Brighthouse Financial's ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geopolitical events, tariffs imposed or threatened by the U.S. or foreign governments, military actions or catastrophic events, on Brighthouse Financial's profitability measures as well as its investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the financial risks that Brighthouse Financial's

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
investment portfolio is subject to, including credit risk, interest rate risk, inflation risk, market valuation risk, liquidity risk, real estate risk, derivatives risk, and other factors outside Brighthouse Financial's control; the impact of changes in regulation and in supervisory and enforcement policies or interpretations thereof on Brighthouse Financial's insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of Brighthouse Financial's products less attractive to consumers or increase its tax liability; the effectiveness of Brighthouse Financial's policies, procedures and processes in managing risk; the loss or disclosure of confidential information, damage to Brighthouse Financial's reputation and impairment of its ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of Brighthouse Financial's separation from MetLife, Inc. are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact Brighthouse Financial; and other factors described from time to time in documents that Brighthouse Financial files with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, Brighthouse Financial cautions you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in Brighthouse Financial’s most recent Annual Report on Form 10-K, particularly in the sections entitled “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk,” as well as in its other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and Brighthouse Financial undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

The information contained on or connected to any websites referenced in this news release is not incorporated by reference into this news release.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures enhance the understanding of our performance by the investor community by highlighting the results of operations and the underlying profitability drivers of our business.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted net investment income	net investment income
adjusted net investment income yield	net investment income yield
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(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflect adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following items are excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Investment gains (losses) on trading securities measured at estimated fair value through net investment income; and

•Net derivative gains (losses) ("NDGL"), excluding earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
The following items are excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Change in market risk benefits; and

•Change in fair value of the crediting rate on experience-rated contracts and market value adjustments on institutional group annuities that are economically offset by gains (losses) on the related trading securities ("Market Value Adjustments").

The provision for income tax related to adjusted earnings is calculated using the statutory tax rate of 21%, net of impacts related to the dividends received deduction, tax credits and current period non-recurring items.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

Adjusted net investment income is used by management to measure our performance, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents GAAP net investment income plus Investment Hedge Adjustments less investment gains (losses) on trading securities.

Adjusted Net Investment Income Yield

Similar to adjusted net investment income, adjusted net investment income yield is used by management as a performance measure that we believe enhances the understanding of our investment portfolio results. Adjusted net investment income yield represents adjusted net investment income as a percentage of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as a percentage of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation.

Notable Items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the unfavorable (favorable) after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

Holding Company

Holding company means, collectively, Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	June 30, 2026	March 31, 2026	June 30, 2025
Premiums	$165	$168	$166
Universal life and investment-type product policy fees	570	533	553
Net investment income	1,241	1,258	1,285
Other revenues	129	129	143
Revenues before NIGL and NDGL	2,105	2,088	2,147
Net investment gains (losses)	(6)	(52)	(39)
Net derivative gains (losses)	(477)	(509)	(1,237)
Total revenues	$1,622	$1,527	$871

Expenses
Policyholder benefits and claims	$591	$637	$711
Interest credited to policyholder account balances	531	493	537
Amortization of DAC and VOBA	157	158	149
Change in market risk benefits	(1,370)	748	(1,101)
Interest expense on debt	38	38	38
Other expenses	449	439	444
Total expenses	396	2,513	778
Income (loss) before provision for income tax	1,226	(986)	93
Provision for income tax expense (benefit)	245	(222)	8
Net income (loss)	981	(764)	85
Less: Net income (loss) attributable to noncontrolling interests	—	2	—
Net income (loss) attributable to Brighthouse Financial, Inc.	981	(766)	85
Less: Preferred stock dividends	25	26	25
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$956	$(792)	$60

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	June 30, 2026	March 31, 2026	June 30, 2025
Investments:
Fixed maturity securities available-for-sale	$80,823	$81,232	$80,835
Trading securities	596	544	520
Equity securities	83	76	74
Mortgage loans	22,607	22,620	22,993
Policy loans	1,455	1,458	1,425
Limited partnerships and limited liability companies	4,568	4,673	4,798
Short-term investments	960	1,236	1,170
Other invested assets	13,940	9,617	8,932
Total investments	125,032	121,456	120,747
Cash and cash equivalents	7,105	4,907	5,540
Accrued investment income	1,235	1,302	1,235
Reinsurance recoverables	20,064	20,313	20,701
Premiums and other receivables	693	513	557
DAC and VOBA	4,487	4,520	4,636
Current income tax recoverable	10	16	17
Deferred income tax asset	1,535	1,781	1,695
Market risk benefit assets	1,025	850	1,084
Other assets	303	324	348
Separate account assets	85,691	80,821	86,085
Total assets	$247,180	$236,803	$242,645
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$31,940	$31,773	$31,974
Policyholder account balances	89,076	86,379	88,046
Market risk benefit liabilities	7,439	8,564	8,051
Other policy-related balances	3,836	3,994	3,977
Payables for collateral under securities loaned and other transactions	6,781	4,661	3,994
Long-term debt	3,154	3,154	3,155
Other liabilities	12,648	11,829	11,625
Separate account liabilities	85,691	80,821	86,085
Total liabilities	240,565	231,175	236,907
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,847	13,869	13,918
Retained earnings (deficit)	(471)	(1,452)	(1,302)
Treasury stock	(2,701)	(2,699)	(2,687)
Accumulated other comprehensive income (loss)	(4,126)	(4,156)	(4,257)
Total Brighthouse Financial, Inc.’s stockholders’ equity	6,550	5,563	5,673
Noncontrolling interests	65	65	65
Total equity	6,615	5,628	5,738
Total liabilities and equity	$247,180	$236,803	$242,645

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings (Loss) and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings (Loss) per Common Share and Adjusted Earnings, Less Notable Items, per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	June 30, 2026	March 31, 2026	June 30, 2025
Net income (loss) available to shareholders	$956	$(792)	$60
Less: Net investment gains (losses)	(6)	(52)	(39)
Less: Investment gains (losses) on trading securities	2	(10)	(6)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(477)	(509)	(1,238)
Less: Change in market risk benefits	1,370	(748)	1,101
Less: Market value adjustments	(4)	13	6
Less: Provision for income tax (expense) benefit on reconciling adjustments	(187)	275	38
Adjusted earnings (loss)	258	239	198
Less: Notable items	—	(12)	—
Adjusted earnings, less notable items	$258	$251	$198

ADJUSTED EARNINGS, LESS NOTABLE ITEMS, PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$16.53	$(13.82)	$1.02
Less: Net investment gains (losses)	(0.10)	(0.91)	(0.68)
Less: Investment gains (losses) on trading securities	0.03	(0.17)	(0.10)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(8.25)	(8.88)	(21.44)
Less: Change in market risk benefits	23.69	(13.05)	19.07
Less: Market value adjustments	(0.07)	0.23	0.10
Less: Provision for income tax (expense) benefit on reconciling adjustments	(3.23)	4.80	0.66
Less: Impact of inclusion of dilutive shares	—	0.03	—
Adjusted earnings (loss) per common share	4.45	4.15	3.43
Less: Notable items	—	(0.21)	—
Adjusted earnings, less notable items per common share	$4.45	$4.35	$3.43

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED NET INVESTMENT INCOME (1)	June 30, 2026	March 31, 2026	June 30, 2025
Net investment income	$1,241	$1,258	$1,285
Add: Investment hedge adjustments	—	—	1
Less: Investment gains (losses) on trading securities	2	(10)	(6)
Adjusted net investment income	$1,239	$1,268	$1,292

Reconciliation of Investment Income Yield to Adjusted Net Investment Income Yield

	For the Three Months Ended
ADJUSTED NET INVESTMENT INCOME YIELD (1)	June 30, 2026	March 31, 2026	June 30, 2025
Investment income yield	4.32%	4.39%	4.41%
Investment fees and expenses	(0.15)%	(0.15)%	(0.13)%
Adjusted net investment income yield	4.17%	4.24%	4.28%

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	June 30, 2026	March 31, 2026	June 30, 2025
Actuarial items and other insurance adjustments	$—	$12	$—
Total notable items (1)	$—	$12	$—

NOTABLE ITEMS BY SEGMENT
Annuities	$—	$—	$—
Life	—	(5)	—
Run-off	—	17	—
Corporate & Other	—	—	—
Total notable items (1)	$—	$12	$—

(1) See Non-GAAP and Other Financial Disclosures discussion in this news release.